EXHIBIT 10.34

DEAN TM FOODS	Gregg L. Engles Chairman & Chief Executive Officer
January 15, 2008
Greg McKelvey
1519 Redwing Lane
Broomfield, CO 80020
Dear Greg:
Congratulations on your promotion to Senior Vice President, Strategy and Marketing Services for Dean Foods Company. This position will report to me and be based in Dallas, Texas.
Here are the specifics of your offer:
Effective Date
The effective date of your new position is February 1, 2008.
Base Salary
You will be paid $11,250 on a semi-monthly basis, which equates to an annual salary of $280,000 (+21.7%). This includes your normal merit increase scheduled for April 2008. Your salary will be reviewed annually (beginning in January 2009).
Annual Bonus Opportunity
As Senior Vice President, you will be eligible to earn an annual bonus with a target amount equal to 50% of your annualized base salary, subject to the achievement of certain operating targets for the company and certain individual targets. You can earn up to 200% of your targeted bonus if operating targets are exceeded.
Long Term Incentive Compensation
On January 15, 2008, you will be granted options to purchase 21,000 shares of Dean Foods common stock. The options will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. You will also be awarded 6,000 restricted shares. These restricted shares will vest in equal installments over a five-year period, beginning on the first anniversary of the date of grant, or earlier if certain financial performance targets are met. You will be eligible for future equity grants under the Dean Foods Long Term Incentive Program in the future, commencing in January 2009. The amount and nature of future long-term incentive awards will be determined by the Board of Directors.
Additional One-Time Promotional Long Term Incentive Awards
On January 15, 2008, you will also be granted options to purchase 3,000 shares of Dean Foods common stock. The options will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. You will also be awarded 1,000 restricted shares. These restricted shares will vest in equal installments over a five-year period, beginning on the first anniversary of the date of grant, or earlier if certain financial performance targets are met.

Dean Foods Company	2515 McKinney Avenue, Suite 1200	telephone 214 303 3424
	Dallas, Texas 75201	facsimile 214 303 3853

Benefits
You will continue to be eligible for the same benefits package (medical, dental, vision, 401k, SERP, and more) that you have today. You are now eligible for an annual company paid physical and executive long-term disability insurance.
Relocation
We want your move to Dallas to be a positive one. The relocation benefits provided to you include: household goods move; temporary housing; home visits; in-transit expenses; home sale assistance; duplicate housing costs; and, new home closing assistance.
The Executive Relocation Policy includes a provision for the potential “loss on sale” (section G) of your current home. This section states that you “may qualify for compensation up to $25,000” should you experience a financial loss on the sale of your home. Per this offer letter, Dean Foods will cover up to $60,000 should you experience a financial loss on the sale of your home.
The policy describing these benefits will be sent to you directly. If you have questions regarding these programs or eligibility, please call Tiffany Forrest at 214-721-1178.
Conclusion
Greg, I am very excited about your new opportunity, and I look forward to your future contributions to Dean Foods.

Best regards,
/s/ Gregg L. Engles
Gregg L. Engles
Chairman and Chief Executive Officer

Agreed and accepted:
/s/ Greg McKelvey
Greg McKelvey
1/18/08 Date

cc:	Paul Moskowitz Doug Johnson Fanny Sheumaker